UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 13, 2008

OSPREY VENTURES, INC.
(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation)

333-148625
(Commission File Number)

26-0665571
(IRS Employer Identification No.)

8 Hart Avenue, 15th Floor, Flat D, Tsim Sha Tsui, Kowloon, Hong Kong
(Address of principal executive offices and Zip Code)

(852) 3104-1333
Registrant's telephone number, including area code

88 West 44th Avenue, Vancouver, B.C. V5Y 2V1
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

1.

On September 13, 2008, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee approved the resignations of Bruce D. Jackson and Stephen B. Jackson as directors and officers of the Corporation.

2.

On September 13, 2008, the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee approved the appointments of James Yiu and Jack Ma as directors of the Corporation and approved the appointment of James Yiu as President, Chief Executive Officer, Secretary, Treasurer and Chief Financial Officer.

Mr. James Yiu Yeung Loong is the Managing Director of a consulting company in Hong Kong providing management services to both the private and public company sectors which specializes in raising capital, corporate and financial restructuring, mergers and acquisitions. Mr. Yiu is an experienced entrepreneur and is familiar with business practices in the Greater China region who graduated from the College of Education in Hong Kong in 1973. Mr. Yiu is also a director of Biopack Environmental Solutions, a Hong Kong based company that develops, manufactures, distributes and markets bio-degradable food containers and disposable industrial packaging for consumer products. Biopack is quoted on the Over-the-Counter Bulletin Board under the symbol “BPAC”.

Mr. Ma Cheng Ji is the Managing Director of Jiujiang Gaofeng Mining Industry Company, a production and exploration mining company focused in the Greater China region. Osprey’s optioned mineral property in China is owned and operated by Jiujiang Gaofeng Mining Industry Company, of which Mr. Ma is the Managing Director. Mr. Ma is also the President of Shanghai Trust Investment Consultant Co., Ltd, where he specializes in research and analysis of Asian public equity markets; he also provides management consultation to both public and private enterprises. Mr. Ma graduated in 1961 with a Bachelor’s degree in publishing from Shanghai Publishing College and received a postgraduate degree in comparative literature from Japan University in Tokyo in 1989. Mr. Ma is also a director of Biopack Environmental Solutions.

Item 9.01. Exhibits

99.1	None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSPREY VENTURES, INC.

/s/ “James Yiu”

James Yiu
Chief Executive Officer

Dated: September 19, 2008